Exhibit 15.1

October 25, 2010

Board of Directors

Texas Industries, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-4) of our report dated September 24, 2010 relating to the unaudited consolidated interim financial statements of Texas Industries, Inc. that are included in its Form 10-Q for the quarter ended August 31, 2010.

/s/ Ernst & Young, LLP

Fort Worth, Texas